Exhibit 10.10

THIRD AMENDMENT TO LEASE

THIS AMENDMENT, Made and entered into as of the 14th day of August, 2006, by and between Highlands Park Associates, Landlord, and BioSante Pharmaceuticals, Inc., Tenant.

W I T N E S S E T H :

WHEREAS, under date of September 15, 1997, Landlord and Tenant entered into a written lease (the “Lease”) which Lease was subsequently amended on September 18, 2003, and on August 30, 2004, covering the premises located at 4600 A&B Highlands Parkway, Smyrna, Cobb County, Georgia 30082, and

WHEREAS, the parties desire to amend said Lease as set out hereinafter,

NOW, THEREFORE, for One ($1.00) Dollar and other valuable consideration paid by each of the parties to the other, receipt of which is hereby acknowledged, it is agreed between the parties as follows:

This Amendment is effective immediately, and is subject to all the terms and conditions of the aforementioned Lease as amended, which Lease shall remain in full force and effect, except that:

1.             SECTION 2 TERM.  The Term of the Lease is extended through October 31, 2008, at midnight, subject to the early termination provision herein.  Either party may terminate this Lease effective October 31, 2007, at midnight, provided that at any time on or before August 31, 2007, at midnight, the terminating party delivers to the other party (a) written notice of its intent to terminate early, together with (b) an early termination fee payable to the other party of Two Hundred Fifty ($250.00) Dollars.  If such notice is and payment is not so made, then the Lease shall not terminate early.

2.             SECTION 3(a). RENT.  Beginning November 1, 2006, Monthly Minimum Base Rent shall be Six Thousand Four Hundred Forty Seven and 35/100ths ($6,447.35) Dollars.

3.             SECTION 3(b). RENT.  The increase in Minimum Base Rent described herein shall continue to apply.  The next date of increase in Minimum Base Rent shall be November 1, 2007 and thereafter on each November 1st during the remaining Term of the Lease.

4.             EXHIBIT B. SECTION 49, RESTORATION IMPROVEMENTS.  Further to Exhibit B, Section 49.  Landlord hereby notifies Tenant of Landlord’s request to restore the Premises as per this Section 49.  Tenant hereby acknowledges receipt of such notice (notwithstanding the Notice requirements in Section 36 of the Lease) together with its obligation to so restore.  The final, detailed plans and specifications for the restoration work shall be provided by Tenant and approved by Landlord, which approval shall not be unreasonably withheld or delayed.  The restoration work shall be completed in good and workmanlike condition and according to all applicable governmental requirements.  The restoration work shall be substantially complete before the expiration of the Term of the Lease.  If the Premises are not surrendered to Landlord with the restoration work substantially complete before the expiration of the Term, then the Term shall be extended one additional calendar month through November 30, of the calendar year of expiration of the Term, at midnight.  All rentals and other charges under the Lease shall be due for said extension period.

5.             Section 6 of the Second Amendment to Lease dated August 30, 2004 is omitted.

IN WITNESS WHEREOF, the parties herein have hereunto set their hands and seals the date and year first above written.

LANDLORD: HIGHLANDS PARK ASSOCIATES
	By:	Dennard Properties, Inc.
Managing General Partner
/s/ Don W. Dennard
By:	Don W. Dennard
Its:	President

TENANT: BIOSANTE PHARMACEUTICALS, INC.

/s/ Stephen M. Simes
(Signature)

By:	Stephen M. Simes
(Print Name)

Its:	CEO, President
(Title)